Exhibit 99.1

DATE: Jan. 17, 2013

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

Kelt Kindick Joins WPX Energy Board of Directors

Will Serve on Board’s Audit Committee

TULSA, Okla. – WPX Energy (NYSE:WPX) announced today that Kelt Kindick has been elected to the company’s board of directors. This increases the size of WPX’s board to 11.

Kindick is a senior advisor with Bain & Company and previously served as the firm’s chief financial officer. He has more than 25 years experience working with senior management teams.

“We’re very pleased to attract such sound, proven leadership to our board as we continue to develop world-class oil and gas resources,” said Ralph Hill, WPX president and chief executive officer.

“Kelt’s background in finance, accounting and management consulting provides added strength to our board, highlighting our commitment to financial discipline and a top-tier balance sheet,” Hill added.

In addition to the WPX board, Kindick also serves as the lead director of The Advisory Board Company and is a director of Beacon Health Strategies.

He earned an M.B.A. from Harvard Business School in 1980 and is a 1976 graduate of Franklin & Marshall College in Lancaster, Pa.

Kindick will serve on WPX’s audit committee along with Robert K. Herdman, John A. Carrig and William G. Lowrie Ten of WPX’s board members are independent. The sole inside director is Ralph Hill.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the liquids-rich Piceance Basin, the Bakken and Three Forks oil shales and the Marcellus Shale. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors.aspx to join our e-mail list.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.